Exhibit 34.2

Deloitte & Touche LLP
111 S Wacker Drive
Chicago, IL 60606
USA
Tel: 312-486-1000
Fax: 312-247-1486 www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Discover Products Inc.

West Valley City, UT

We have examined management of Discover Products Inc.’s assertion, included in the accompanying Management’s Assertion on Compliance with Regulation AB Criteria, that Discover Product Inc. (“DPI”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the Discover Card Master Trust I and Discover Card Execution Note Trust Asset-Backed Securities Platform (the “Platform”), excluding criteria 1122 (d)(1)(i), (d)(1)(iii), (d)(1)(iv), (d)(2)(ii), (d)(2)(iii), (d)(2)(iv), (d)(2)(v), (d)(2)(vi), (d)(2)(vii), (d)(3)(i), (d)(3)(ii), (d)(3)(iii), (d)(3)(iv), (d)(4)(i), (d)(4)(ii), (d)(4)(iii), (d)(4)(v), (d)(4)(x), (d)(4)(xi), (d)(4)(xii), (d)(4)(xiii), and (d)(4)(xv), (the “servicing criteria”), as of and for the year ended December 31, 2023, which management has determined are not applicable to the activities performed by DPI with respect to the Platform. Appendix A to management’s assertion identifies the individual asset-backed transactions defined by management as constituting the Platform. Management is responsible for DPI’s compliance with the servicing criteria and its assertion. Our responsibility is to express an opinion on management’s assertion about DPI’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the servicing criteria is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about management’s assertion on compliance with the servicing criteria. The nature, timing and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of management’s assertion on compliance with the servicing criteria, whether due to error or fraud, and, accordingly, included examining, on a test basis, evidence about DPI’s compliance with the servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether DPI performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by DPI during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by DPI during the period covered by this report. We believe that the evidence we obtained in our examination is sufficient and appropriate to provide a reasonable basis for our opinion.

As described in management’s assertion, for servicing criteria 1122(d)(1)(v), 1122(d)(2)(i), 1122(d)(4)(iv), 1122(d)(4)(vii) and 1122(d)(4)(viii), DPI has engaged vendors to perform certain activities required by these servicing criteria. DPI has determined that none of these vendors are considered a “servicer” as defined in Item 1101(j) of Regulation AB, and DPI has elected to take responsibility for assessing compliance with the servicing criteria applicable to these vendors as permitted by the SEC’s Compliance and Disclosure Interpretation 200.06, Vendors Engaged by Servicers (“C&DI 200.06”). As permitted by C&DI 200.06, DPI has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to these vendors. DPI is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to DPI’s determination of its eligibility to apply C&DI 200.06.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to the engagement.

Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that DPI complied with the aforementioned servicing criteria as of and for the year ended December 31, 2023 for the Discover Card Master Trust I and Discover Card Execution Note Trust Asset-Backed Securities Platform is fairly stated, in all material respects.

/s/ Deloitte & Touche LLP

Chicago, IL

March 18, 2024